Cuisine Solutions, Inc. announces 2008 first quarter financial results

Revenues up 23% with increases in all channels

ALEXANDRIA, Va.—(Business Wire)—November 1, 2007 Cuisine Solutions, Inc. (AMEX: FZN), a leading premium, fully-cooked, frozen food manufacturer, today announced results for its first quarter of fiscal year 2008.  Net sales increased 23%, to $17.48 million from the previous year first quarter sales of $14.206 million.  Our sales grew in each of our five sales channels compared to the same quarter of fiscal 2007. National Restaurant Chains led the way with sales up 88.7%, to $1.466 million, reflecting continued product acceptance in larger chain restaurants.  On Board Services also increased 35.9%, to $5.611 million, from sales to additional new airlines and continued product expansion in existing carriers.  Retail sales were up 25.8%, to $3.843 million, from increased consumer purchases.  New product sales grew 69.8%, to $3.607 million, on continued innovation and existing products were up 14.8%, to $13.873 million.

First quarter of fiscal year 2008 net income was $7,000, a decrease of $518,000 from the previous fiscal year quarter net income of $525,000. This lower net income was related to lower gross margin and higher general and administrative expenses. For the first quarter of fiscal year 2008 our gross margin was down to 20.3% from 22.0% in the prior year. As a result of this decline, which was primarily due to higher raw material costs, we have initiated price increases across all sales channels that we expect to be fully implemented by late in the third quarter. We also continue to seek other cost savings in our manufacturing and purchasing departments. In the first quarter of fiscal year 2008 research and development expenses increased 36.4%, or $63,000, due to increased staff; selling and marketing expenses increased 19.5%, or $251,000, due primarily to increased salaries and in-store demonstrations; and general and administrative expenses increased 51.9%, or $581,000, due primarily to travel and consulting fees, additional staff and salary increases, insurance increases and bad debt increases.  We attribute $90,000 of the overall increase to specific strategic initiative discussions we have had with several potential acquisitions.  While there is nothing confirmed or imminent at this time, we are actively pursuing interests that can fit within our growth or cost framework and become accretive quickly.

Chief Executive Officer Stanislas Vilgrain commented, "While we did experience a slight slow down from seasonality and continued margin pressure this quarter, our new additional US capacity became operational late in the quarter.  Although profitability in the short term is still very important to the Company, our goal and focus continues to be on growing the Company over the long term to be the leader in the premium, fully-cooked, frozen food market.”

The financial statements attached below are without footnotes so readers should obtain and carefully review our Form 10-Q for the quarter ended September 22, 2007, including the footnotes to the financial statements contained therein. We will file the Form 10-Q tomorrow with the Securities and Exchange Commission ("SEC") and the Form 10-Q can be retrieved from the SEC's website at www.sec.gov or our website at www.cuisinesolutions.com.

Unaudited

Comparison of the twelve weeks ended September 22, 2007 to the twelve weeks ended September 16, 2006

NET SALES

By Geographic Region	September 22, 2007	September 16, 2006	% change
USA Sales	$ 11,599,000	$ 9,796,000	18.4%
Europe Sales	5,833,000	4,393,000	32.8%
Rest of World Sales	48,000	17,000	182.4%
Net Sales	$ 17,480,000	$ 14,206,000	23.0%

	September 22, 2007	September 16, 2006	% change
Existing products	$ 13,873,000	$ 12,082,000	14.8%
New products	3,607,000	2,124,000	69.8%
Net Sales	$ 17,480,000	$ 14,206,000	23.0%

By Channel	September 22, 2007	September 16, 2006	% change
On Board Services	$ 5,611,000	$ 4,128,000	35.9%
Food Service	2,628,000	2,413,000	8.9%
Retail	3,843,000	3,055,000	25.8%
Military	3,932,000	3,833,000	2.6%
National Restaurant Chain	1,466,000	777,000	88.7%
Net Sales	$ 17,480,000	$ 14,206,000	23.0%
CUISINE SOLUTIONS, INC. CONSOLIDATED CONDENSED STATEMENTS OF INCOME (Unaudited)

		Twelve Weeks Ended
		September 22,	September 16,
		2007	2006

Net sales		$ 17,480,000	$ 14,206,000
Cost of goods sold		13,933,000	11,036,000
Gross margin		3,547,000	3,170,000

Research and development		236,000	173,000
Selling and marketing		1,535,000	1,284,000
General and administrative		1,700,000	1,119,000
Income before non-operating expense and income taxes		76,000	594,000

Non-operating income (expense)
Interest expense		(81,000)	(71,000)
Other income, net		16,000	8,000
Total non-operating expense		(65,000)	(63,000)

Income before income tax		11,000	531,000
Provision for income tax expense		(4,000)	(6,000)

NET INCOME		$ 7,000	$ 525,000

Per common share data
Basic earnings:
Net income		$ 0.00	$ 0.03

Diluted earnings:
Net income		$ 0.00	$ 0.03

Weighted average shares outstanding-basic		16,663,780	16,439,191
Common stock equivalents		1,769,350	1,763,703
Weighted average shares outstanding-diluted		18,433,130	18,202,894

This press release may include statements that may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements with regard to the future performance of the Company and the closing of any transaction. Words such as "may," "will," "believes," "anticipates," "intends," "expects," "projects," "estimates" and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company's current plans, expectations and beliefs that are believed to be reasonable as of the date of this press release. Factors that may cause the Company's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements include, among others, those factors listed under the caption "Risk Factors" of the Company's Annual Report on Form 10-K for the year ended June 30, 2007, as filed with the SEC on September 21, 2007. The risk factors set forth in the Form 10-K under the caption "Risk Factors" are specifically incorporated by reference into this press release. Among these risks and uncertainties are the Company's assumptions related to the performance of certain aspects of its business upon which its future financial results may be materially reliant, including, without limitation, projected sales generated by its military, retail, onboard services, food service and national restaurant chain channels, changes in product mix and corresponding changes in average unit price and production efficiencies, and costs related to new facilities and other expenditures incident to plans to future growth. Material changes in any of these or other financial factors may cause actual results to differ materially from any projections made herein.  All forward-looking statements are based on current plans, expectations and beliefs and speak only as of the date of such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Cuisine Solutions, Inc., Alexandria, VA

Lillian Liu, 703-270-2918

lliu@cuisinesolutions.com